Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of ClimateRock (the “Company”) on Form S-1 of our report dated January 21, 2022, with respect to our audit of the Company’s financial statements as of December 31, 2021 and for the period from December 6, 2021 (inception) through December 31, 2021, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

March 14, 2022